EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
Unity Wireless Corporation



We consent to the use in the registration statement on Form SB-2 of our report dated March 2, 2001, except as to Note 4 which is as of April 30, 2001 and Note 5 which is as of June 12, 2001, on the consolidated balance sheet of Unity Wireless Corporation as of December 31, 2000 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the year then ended. Our report dated March 2, 2001, except as to Note 4 which is as of April 30, 2001 and Note 5 which is as of June 12, 2001, includes an explanatory paragraph that states that the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada

September 28, 2001